EXHIBIT 3.2

CERTIFICATE OF CONVERSION TO LIMITED LIABILITY COMPANY

OF

LMC MERGERSUB, INC.

TO

LIBERTY MEDIA LLC

This Certificate of Conversion to Limited Liability Company, dated as of May 9, 2006, is being duly executed and filed by LMC MergerSub, Inc., a Delaware corporation (the “Corporation”), to convert the Corporation to Liberty Media LLC, a Delaware limited liability company (the “Limited Liability Company”), under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del.C. § 101, et seq.) (the “DGCL”).

1.                                       The Corporation was first incorporated on September 30, 1994, in the State of Delaware under the name “Liberty Media Corporation.”

2.                                       The name of the Corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was “LMC MergerSub, Inc.”

3.                                       The name of the Limited Liability Company, as set forth in its Certificate of Formation, is “Liberty Media LLC.”

4.                                       This Certificate of Conversion to Limited Liability Company shall be effective at 5:02 p.m., New York City time, on May 9, 2006.

5.                                       The conversion has been approved in accordance with the provisions of Section 266 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the date first written above.

LMC MERGERSUB, INC.		LIBERTY MEDIA LLC

By:	/s/ Charles Y. Tanabe	By:	/s/ Charles Y. Tanabe
Name:	Charles Y. Tanabe	Name:	Charles Y. Tanabe
Title:	Senior Vice President, General Counsel and Secretary	Title:	Authorized Person